MEMORANDUM OF AGREEMENT

This agreement is made by and between:

1.
ROYAL INVEST INTERNATIONAL CORPORATION a publicly traded corporation trading on the Over the Counter ("OTC") under the symbol RIIC, incorporated in the United States of America in the State of Delaware with its registered office located at 980 Post Road East, 2nd. floor, Westport, Connecticut 06990, USA, and/or Royal Invest Europe B.V both legally and separately represented by Royal Invest International Corporations's CEO Mr. Jerry Gruenbaum hereafter referred to as "BUYER"

2.
R.I.G. INVESTMENTS LIMITED (registered office: CY-Pikioni 4 P.C. 3075 Limassol Cyprus, Trade Registry No.: HE 159858; represented by: Andri Athanasiuos managing director) Hereafter referred to as "SELLER"

For purposes of this agreement BUYER and SELLER are collectively referred to as "PARTIES" and individually referred to as a "PARTY".

Whereas:

1.	Parties desire to confirm the intermediate outcome of the negotiations which have taken place from January 2007 till to date by means of this agreement;

2.
Parties reached verbal agreement as the beginning of July 2007 on the sale and purchase of 100 per cent of the Shares of GLACIER Gazdasagi Tanacsado es Szolgaltato Korlatolt Felelossegu Tarsasag (hereinafter "the PROJECT COMPANY") (registered office: 1024 Budapest, Ady Endre u. 19. registered by the Metropolitan Court as Court of Registry under company reg. no. 01-09-677822 with a nominal value of HUF 1,058,000,000 (that is one billion fifty-eight million Hungarian forints);

3.	The Project Company (GLACIER) holds the title to the following real estates; such title being - with the exceptions listed below - free from litigation, encumbrances or claims:

a.	real estate registered under lot no. 40988/43 in the 10th district of Budapest with an area of 14,037 square meters

b.	real estate registered under lot no. 40988/44 in the 10th district of Budapest with an area of 52,303 square meters

c.	real estate registered under lot no. 40988/45 in the 10th district of Budapest with an area of 10,564 square meters

d.	real estate registered under lot no. 40988/46 in the 10th district of Budapest with an area of 16,269 square meters

e.	real estate registered under lot no. 40988/47 in the 10th district of Budapest with an area of 18,807 square meters

(hereinafter "The PROPERTIES")

4.
The Real Estates are located at Jaszberenyi ut 38-72., 1106 Budapest. The Real Estates are jointly and severally burdened with the general facility mortgage registered - by decision no. 69463/4/2007/07.02.06. - in the name of CIB Kozep-Europai Bank Zrt. (szekhelye: 1027 Budapest, Medve utca 4-14.) as beneficiary up to the amount of HUF 3,000,000,000 (that is three billion Hungarian forints) as well as by a purchase option right valid until February 5, 2012, registered by decision no. 69463/4/2007/07.02.06.

5.	The terms of this agreement may revised and updated due to the outcome of due diligence reviews and legal research.

6.	This Memorandum of Agreement replaces all former verbal and written documents between Parties.

Therefore:

In consideration of the potential undertakings and future covenants set forth in this agreement "PARTIES" agree as follows:

1.
The "BUYER" will acquire the PROPERTIES for the amount of 15.000.000 Euro (fifteen-million) excluding transfer costs. Transfer costs are to be paid for by the "BUYER". This transaction will be confirmed by "PARTIES" by means of a formal purchase agreement The terms of the agreed acquisition will be more particularly set forth in one or more purchase agreements and one or more definitive agreements (collectively the definitive agreements) to be mutually agreed upon by the "PARTIES". Under the condition of due diligence, the PROPERTIES will be purchased through the purchase of the shares in the PROJECT COMPANY a corporation which fully owns the PROPERTIES. SELLER will guarantee the gross rental income to the amount as per the moment of the final acquisition,

2.
The BUYER intends to fund the purchase by obtaining a bank loan of at least € 12.000.000 (twelve million euro). The remainder of the purchase price partially be paid in cash and in shares. The latter amount will be limited to € 1.500.000 and paid in shares of the BUYER'S company common stock delivered in certificates bearing seller's or designated names with a lock-up period of 24 months upon issue at an agreed share price of 1,25 US Dollar.

3.
The parties will negotiate the terms and begin preparation of the Definitive Agreements mat will govern all the above mentioned agreed items. To the extent appropriate for transactions of this type and size, the Definitive Agreements will contain but not limited to customary representations, warranties, covenants, indemnities and other agreements of the parties. Parties reached agreement that instead of the delivery of the PROPERTIES directly, BUYER directly and/or through a subsidiary under its contrail acquires all shares in the PROJECT COMPANY on basis of a balance sheet dated September 30, 2007 subject to audit review. The BUYER has no obligation to refinance the current (mortgage) loans taken up by the PROJECT COMPANY.

4.
The Definitive Agreements shall include customary conditions precedent generally applicable to an acquisition of the nature and size of the transactions contemplated by this Agreement, each of which must be satisfied prior to the consummation of the transactions contemplated thereby. In general, the closing of the proposed acquisition and the obligations of each party under the Definitive Agreements will be subject to the satisfaction of the conditions precedent, which shall include but not be limited to:

(a)        Satisfactory Results of Due Diligence

The satisfactory completion of due diligence investigation and acquisition audit by BUYER (as provided in paragraph 6) showing that the assets of SELLER and any actual or contingent liabilities against those assets, and the prospective business operations by SELLER or SELLER'S business are substantially the same as currently understood by BUYER as of the date of this Agreement (determined without regard to any documents which BUYER or any party may have previously delivered to BUYER).

(b)       Compliance

Satisfactory determination that the acquisition and prospective business operations by BUYER of SELLER'S business will comply with all applicable laws and regulations, including antitrust and competition laws.

(c)       Consents and Approvals

The approval and consent of the Definitive Agreements by the respective Boards of BUYER and SELLER and the receipt of the consents and approvals from all governmental entities, utility providers, railways, material vendors, lenders, landlords, customers, and other parties which are necessary or appropriate to the acquisition of the prospective business operation by BUYER, and the receipt of all necessary governmental approvals including the expiration or termination of all required waiting periods.

(d)        Absence of Material Litigation or Adverse Change

There must be no pending or threatened material claims or litigation involving SELLER, and no material adverse change in the business prospects of BUYER operating SELLER'S business.

(e)        Delivery of Legal Opinions

Customary legal opinions must be delivered, the content of which shall be mutually agreed upon.

(f)           Delivery of Assessment reports

Customary assessment reports relating to the PROPERTIES must be delivered, the content of which shall be mutually agreed upon.

5.
From the date of acceptance by the parties of the terms of this Agreement, until the negotiations are terminated as provided in paragraph 12 of this Agreement, SELLER will give BUYER and BUYER'S management personnel, legal counsel, accountants, and technical and financial advisors, full access and opportunity to inspect, investigate and audit the books, records, contracts, and other documents of SELLER as it relates to PROJECT COMPANY'S business and all of PROJECT COMPANY'S assets and liabilities (actual or contingent), including, without limitation, inspecting PROJECT COMPANY'S PROPERTIES and conducting additional environmental inspections of property and reviewing financial records, contracts, operating plans, and other business records, for the purposes of evaluating issues related to the operation of PROJECT COMPANY'S business. SELLER further agrees to provide BUYER with such additional information as may be reasonably requested pertaining to PROJECT COMPANY'S business and assets to the extent reasonably necessary to complete the Definitive Agreements.

6.
Notifications. Every notice and other communication that has to be or can be served based on the present agreement shall be served in writing and can be considered fulfilled if sent personally or as registered mail by post (acknowledgement of receipt required) or via telefax and addressed as follows:

(i)           for the Seller:

Recipient:                                Istvan Csehi, authorized representative
                                                  1024 Budapest, Ady Endre u. 19.
Telephone:                              +36 8867802
Fax:                                          +36 4384276

(ii)         for the Purchaser:
Recipient:                                Royal Invest Development & Services B.V.
                                                 David Havenaar, authorized representative
                                                 Ditlaar 7, 1070 AC Amsterdam
Telephone :                           +31 20 6720026
Fax:                                        +31206761052

and/or other recipient and/or address specified by those mentioned above in a notice delivered in accordance with clause 3.4. Any notice or communication is to be considered as delivered on the day of receipt based on what is shown on the notice of receipt.

7.
By their signature below, each party agrees to keep in strict confidence all information regarding the terms of the proposed acquisition of the Operations, except to the extent BUYER must disclose information to lenders and equity partners to obtain financing and due to US Security Exchange Control Regulations. If this proposal is terminated as provided in paragraph 10, each party upon request will promptly return to the other party all documents, contracts, records, or other information received by it that disclose or embody confidential information of the other party. BUYER agrees to keep all material and information provided to it, under paragraph five above, confidential and to promptly return the same to SELLER upon termination of this Agreement. The provisions of this paragraph shall survive termination of the agreements set form in paragraphs 7-12.

8.
No party will make any public disclosure or issue any press releases pertaining to the existence of this Agreement or to the proposed acquisition and sale between the parties without having first obtained the consent of the other parties, except for communications with employees, customers, suppliers, governmental agencies, and other groups as may be legally required or necessary or appropriate (i.e., any securities filings or notices), and which are not inconsistent with the prompt consummation of the transactions contemplated in this Agreement. The provisions of this paragraph shall survive termination of the agreements set forth in paragraphs 7-12.

9.
Except for breach of any confidentiality provisions hereof, no party to this Agreement shall have any liability to any other party for any liabilities, losses, damages (whether special, incidental or consequential), costs, or expenses incurred by the party in the event the negotiations among the parties are terminated as provided in paragraph 8. Except to the extent otherwise provided in any Definitive Agreement entered into by the parties, each party shall be solely responsible for its own expenses, legal fees and consulting fees related to the negotiations described in this Agreement, whether or not any of the transactions contemplated in this Agreement are consummated.

10.
This Agreement assumes the Parties to sign the intended Definitive Agreements based on the results of previous negotiations and the previous good constructive talks no later than on November 30th, 2007. The final payment obligations taken up by BUYER in the Definitive Agreements are settled no later than on December 31st, 2007. The negotiations shall only fail if a confident cooperation can no longer be ensured. Such a situation may not be caused intentionally by any of the Parties. The Parties do have the intention to sign the intended Definitive Agreements. The failure of the negotiations shall be announced in writing by a Party who shall also specify the reasons. This Party shall be entitled to convene a new negotiation meeting within two weeks in order to eliminate the grounds for failure and/or to claim damages on basis of the current status of negotiations - whereby this Party proofs that the reasons for the failure of the negotiations are not due to this Party and/or the other Party has no material evidence on failure due to issues arising from the due diligence review whereby one of the Parties can not guarantee adequately to the other Party that the PROJECT COMPANY'S business is substantially the same as currently understood by BUYER.

11.
Parties agree that neither of them nor any of their affiliates will pursue, solicit or discuss any opportunities for any party other than to acquire or otherwise control the PROJECT COMPANY'S business until this Agreement is terminated by Parties or mutually by Parties or any of the events in paragraph 10 do not occur by the dates stated and Parties in writing that they are pursuing other buyers for the PROJECT COMPANY'S business.

12.	This Agreement shall be governed by, and construed and interpreted under the laws of The Netherlands.

BUYER referred to this Agreement acknowledges the terms and conditions hereof, and agrees to be bound by the clauses included in this document,

Royal Invest International Corp. (BUYER)
Represented by Jerry Gruenbaum

Signature:	/s/ Jerry Gruenbaum	Date: September 7, 2007

SELLER referred to this Agreement acknowledges the terms and conditions hereof, and agrees to be bound by the clauses included in this document,

R.I.G. INVESTMENTS LIMITED (SELLER)
Represented by proxy

Signature:	/s/	Date: September 7, 2007